COMMUNITY BANK, N.A.

LINE OF CREDIT AGREEMENT

Mr. Michael German, President
Corning Natural Gas Corp.
330 West William Street
Corning, NY 14830

Dear Mr. German:

As of: July 27, 2012

This letter sets forth the governing terms of our agreement between Community Bank, N.A. (the "Bank") and Corning Natural Gas Corp. (the "Borrower") concerning a line of credit for capital expenditures (the "LOC") in the aggregate maximum amount outstanding at any one time of $2,450,000.00, subject to the terms of this letter. The LOC was committed by the provisions of a commitment letter from the Bank to the Borrower dated June 29, 2012 (the "Commitment Letter"), the contents of which are herein incorporated by reference.

General Terms of LOC

Proceeds of the LOC shall be used for Borrower's capital expenditures and construction, between July 27, 2012 and November 30, 2012 (the "LOC Term"). All remaining outstanding principal and accrued interest under the LOC shall be due and payable in full on the earlier of (i) November 30, 2012, or (ii) the date of a demand by the Bank, or (iii) the date of an Event of Default (collectively, the "Expiration Date") unless the LOC is extended by the Bank in its sole discretion. The LOC will terminate on, and the Bank shall have no further obligation to make credit available after, the Expiration Date except with respect to the Term Loan referenced hereinbelow.

So long as no Event of Default exists under this Agreement or under the terms of any other agreement or loan document between the Borrower or any Guarantor hereunder and the Bank, the Borrower may borrow under the LOC from time to time so long as the aggregate principal amount outstanding at any one time does not exceed $2,450,000.00. The LOC is not a "revolving" facility; the Borrower may not re-borrow principal amounts repaid after initial advancement.

As of the last day of the LOC Term, in the absence of any Event of Default hereunder or demand by the Bank, the Bank and the Borrower shall execute and deliver a Term Loan Agreement in form and substance identical to the pro-forma agreement hereto annexed as Exhibit 1, operating to convert the LOC to a Term Loan.

Concurrently with the execution and delivery of this Agreement, the Borrower shall execute and deliver to the Bank a Commercial Line of Credit Agreement and Note (the "LOC Note") evidencing obligations related to the LOC in a form acceptable to the Bank. All economic terms of the LOC shall be set forth in the LOC Note including interest rate, repayment terms, and maturity date, and all terms of the LOC Note are herein incorporated by reference as though fully set forth herein.

Line of Credit Agreement Page 1 of 6

Community Bank, N.A. / Corning Natural Gas Corp.

July 27, 2012

Fees and Expenses

The Borrower shall pay any fees, expenses and disbursements, including reasonable legal fees, of the Bank related to the LOC and the transactions contemplated by this letter. Such payments shall be due from time to time upon the Bank giving the Borrower notice of the amount of such expenses.

At the request of the Bank, the Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with collection of any of the obligations related to the LOC or enforcement of any of the Bank's rights hereunder or under any note, guaranty, or other agreement related hereto. This obligation shall survive the payment of the LOC Note. The Bank may apply any payments of any nature received by it first to the payment of obligations under this paragraph, notwithstanding any conflicting provision contained in this letter or any other agreement with the Borrower.

Collateral and Guarantees

The Borrower's LOC obligations shall be secured by the following:

* Security Agreement of even delivery herewith, causing the following security interests to be created, supplemented, or extended in favor of the Bank:

* Purchase money security interest in equipment purchased with the Loan proceeds, with respect to which the Borrower agrees to provide documentation simultaneously with advances by the Bank, establishing purchase-money lien status with respect to particular equipment;

* A first security interest in the "Rabbi Trust", which is defined as the investment account of the Borrower held by the Bank known as Account # 89151111305;

* A first security interest in all accounts receivable, inventory, chattel paper, documents, instruments and general intangibles of the Borrower, whether now owned or hereafter acquired;

* A security interest in all machinery, equipment, furniture, fixtures, vehicles, parts, tools, supplies, and all other tangible personal property of the Borrower, whether now owned or hereafter acquired.

No Guaranty of the LOC obligation is required to be furnished by the Borrower.

Line of Credit Agreement Page 2 of 6

Community Bank, N.A. / Corning Natural Gas Corp.

July 27, 2012

Affirmative Covenants

So long as this agreement remains in effect or there exists any indebtedness owing to the Bank by the Borrower hereunder, it is agreed that the Borrower shall:

A. Keep proper books of account in a manner satisfactory to Bank. The Bank acknowledges that the accounting system, procedures, and forms in use as of the date hereof are satisfactory;

B. Permit, at Borrower's expense, inspections and audits by Bank or by its agents of all books, records and papers in the custody or control of the Borrower or of others relating to the financial business condition of the Borrower, including the making of copies thereof and abstracts therefrom, and inspection and appraisal of any of their assets, with reasonable notice and during regular business hours;

C. Deliver to the Bank the following:

(i) annual financial statement of the Borrower audited by an independent Certified Public Accountant in accordance with standards established by the American Institute of Certified Public Accountants within 120 days after the end of its fiscal year;

(ii) copy of Borrower's quarterly 10-Q financial statement as-filed with the Securities Exchange Commission, within 60 days after the close of each calendar quarter; and

(iii) a monthly financial statement prepared by the Borrower, within 45 days following the close of each month.

D. Promptly pay all taxes, assessments and other governmental charges due from the Borrower, provided, however, that nothing herein contained shall be interpreted to require the payment of any such tax so long as its validity is being contested in good faith.

E. Promptly inform the Bank of the commencement of any material action, suit, proceeding or investigation against the Borrower, or the making of any counterclaim against it in any action, suit or proceeding, and of all liens against any property of either. An action, suit, proceeding, investigation, or lien shall be deemed material when in the aggregate the face amount of all such pending claims, reduced by the amounts (excluding deductibles and retained limit self-insurances) of indemnity insurance coverages acknowledged by the insurers as applicable thereto, exceeds $100,000.00.

F. Borrower is to maintain a Tangible Net Worth of $13,000,000 as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2012. Tangible Net Worth is defined as the total value of all assets, excluding goodwill and intangible assets, less total liabilities.

G. Borrower is to maintain a Debt to Tangible Net Worth ratio of less than 2.5 : 1 as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2012.

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Community Bank, N.A. / Corning Natural Gas Corp.

July 27, 2012

H. Borrower is to maintain a debt service coverage ratio of 1.10 to 1 as determined by reference to the audited financial statements of the Borrower commencing with those for the fiscal year ending September 30, 2012. Debt service coverage ratio is defined as:

(net income excluding other comprehensive income or loss + depreciation + amortization +

interest - cash dividends and distributions)

divided by

(current maturity loan term debt from the prior period financial statement + interest)

I. Borrower shall permit such inspections and furnish such information additional to that required hereinabove, as the Bank may from time to time reasonably request.

Negative Covenants

So long as this agreement remains in effect or there exists any indebtedness owing to the Bank by the Borrower hereunder, it is agreed that the Borrower shall not:

A. without the prior written consent of the Bank having first been obtained, create, incur or assume any security interest, mortgage, pledge, lien or other encumbrance upon any of your accounts receivable and inventory, whether now owned or hereafter acquired, except in the Bank's favor and except liens of taxes not in default or being contested in good faith; provided, however, that if any proceeding before the United States Tax Court, Borrower is adjudged liable for unpaid taxes and wish to appeal from such adjudication, it shall promptly take appropriate steps to stay assessment of any lien of such taxes;

B. sell, convey, lease or transfer any of its assets other than in the ordinary course of business, or merge or consolidate with or into any other company or corporation;

C. cause or suffer any event of default under any other agreement or credit facility between the Borrower and the Bank.

Events of Default

All of obligations of the Bank hereunder to the Borrower may be immediately terminated and the entire unpaid balance of all indebtedness hereunder owing to the Bank may be declared to be immediately due and payable at the sole election of the Bank upon the happening of any one of the following specific events of default:

A. Nonpayment of any principal of or interest on any indebtedness created hereunder within fifteen (15) days after its due date, or default by the Borrower in the performance of any of other material terms or conditions of this agreement or of any other agreement of the Borrower with the Bank, which default remains uncured fifteen (15) days after written notice thereof has been furnished by the Bank to the Borrower;

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Community Bank, N.A. / Corning Natural Gas Corp.

July 27, 2012

B. The adjudication of the Borrower as a bankrupt, or the making by the Borrower of any general assignment for the benefit of creditors, or the institution by it of any type of insolvency proceeding or of any proceeding for the liquidation or the winding-up of its affairs, or the appointment of a receiver or trustee for the Borrower of its assets, or the approval as properly filed of a petition for the reorganization of it under the Bankruptcy Act of otherwise, or its filing of any petition for an arrangement under Chapter XI of the Bankruptcy Act or under any similar statute;

C. If any certificate, statement, representation, warranty or audit furnished by the Borrower or on its behalf in connection with this arrangement (including those contained herein) or as an inducement to the Bank to enter into this agreement shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified or stated, or to have omitted any substantial contingent or unliquidated liability or claim against the Borrower, or if on the date of the execution of this agreement, there shall have been any materially adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit, which change shall not have been disclosed by the Borrower to the Bank at or prior to the time of such execution;

D. Nonpayment by the Borrower of any other indebtedness to the Bank within fifteen (15) days after the date when due, or any event of default pursuant to any other agreement or credit facility between the Borrower and the Bank;

E. There occurs any substantial change in the ownership of the Borrower, by merger with another entity or otherwise, or operating control of the business of the Borrower, without the prior written consent of the Lender having first been obtained.

Miscellaneous Terms

The Bank shall have a right of set-off, in the full amount of all of Borrower's obligations to the Bank, against any deposits, assets held by, or other amounts owed by the Bank to or held by the Bank for, the Borrower as well as a lien on any and all property of the Borrower which is or may be in the Bank's possession.

No delay or omission by the Bank in exercising any right or remedy hereunder or with respect to any indebtedness created hereunder shall operate as a waiver thereof or of any of other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof of any other right or remedy.

The parties hereto expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms or conditions of this Agreement, the LOC Note, or any matters whatsoever arising out of or in connection with this Agreement, the LOC Note, or any document executed or delivered in connection with this Agreement or the LOC Note. The foregoing waiver shall survive the termination or expiration of this Agreement.

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Community Bank, N.A. / Corning Natural Gas Corp.

July 27, 2012

This Agreement and the documents referred to herein embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof, except that the Commitment Letter shall survive the making of this Agreement and all terms and conditions therein remain in force and effect.

This Agreement shall not be changed or amended without the written agreement of all parties hereto.

All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder. No assignment of the rights of the Borrower under this Agreement may be made without the prior written consent of the Bank.

This letter and the notes and agreements related hereto, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York. It represents the joint agreement of the parties following negotiation resulting in the issuance of the Commitment Letter, and accordingly shall not be strictly construed against any particular party.

Please sign the enclosed duplicate original of this letter to evidence your agreement to the terms contained herein. We appreciate the opportunity to do business with you.

COMMUNITY BANK, N.A.

by: /S/ J. David Clark

J. David Clark, Vice President

July 27, 2012

CORNING NATURAL GAS CORP.

by: /S/ Michael I. German

Michael I. German, President

July 27, 2012

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Community Bank, N.A. / Corning Natural Gas Corp.

July 27, 2012